Exhibit 4.03

Option No. 003313

HEALTH MANAGEMENT SYSTEMS, INC.

Non-Qualified Stock Option Agreement

     THIS AGREEMENT, made as of the 4th day of June 2002 between HEALTH MANAGEMENT SYSTEMS, INC., a New York corporation (the “Corporation”), and James T. Kelly (the “Optionee”), is approved by the Board of Directors (the “Board”), and was approved by the shareholders (the “Shareholders”) of the Corporation on June 4, 2002.

     A stock option is a form of executive compensation and is determined by the Compensation Committee (the “Committee”) of the Board. The Board has determined that it would be to the advantage and interest of the Corporation and its shareholders to grant the option provided for herein to the Optionee as an inducement to remain in the service of the Corporation, or a Parent or a Subsidiary thereof, and as incentive for increased efforts during such service.

     NOW, THEREFORE, the Corporation, with the approval of the Committee, hereby grants to the Optionee as of the date hereof an option (the “Option”) to purchase all or any part of an aggregate of 250,000 shares of the Corporation’s common shares, $.01 par value per share (the “Common Stock”), at $2.48 per share upon the following terms and conditions:

     1.     The Option and all rights of the Optionee to purchase shares of Common Stock hereunder shall terminate on June 4, 2012 (hereinafter referred to as the “Expiration Date”).

     2. The Optionee’s right and option to purchase shares of Common Stock pursuant to the Option shall vest immediately and be available for exercise upon grant.

     3.     Once the Option has vested in accordance with the preceding Section 2, it shall continue to be exercisable until the earlier of the termination of the Optionee’s rights hereunder pursuant to Section 5, or the Expiration Date. A partial exercise of the Option shall not affect the Optionee’s right to exercise the Option with respect to the remaining shares subject thereto, subject to the conditions of this Agreement. Full payment for shares acquired shall be made in cash at or prior to the time that an Option, or any part thereof, is exercised.

     4.     (a) Except as provided in Section 5, the Option may not be exercised unless the Optionee is, at the time of exercise, in service to the Corporation or of a Parent or Subsidiary thereof (collectively hereinafter referred to as the “Corporation”). The Option shall not be affected by any change of duties so long as the Optionee continues to be in the service of the Corporation. A leave of absence or an interruption in service (including an interruption during military service) authorized or approved by the Corporation shall not be deemed an interruption of service for the purposes of Section 5.

             (b) No partial exercise of the Option may be for less than 100 full shares (or less than all the shares as to which the Option is exercisable, if less than 100 shares), and in no event shall the Corporation be required to issue any fractional shares.

     5.     To the extent not theretofore exercised, any Options held by the Optionee shall terminate as follows: If service to the Corporation is terminated for any reason other than “for cause”, disability, as defined below, or death, any then exercisable Options shall terminate upon the expiration of one month after the termination of service to the Corporation. If service to the Corporation terminates because of a permanent and total disability as defined by Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) as it now exists or may hereafter be amended or because of death, any then exercisable Options shall terminate upon the expiration of one year after the termination of service to the Corporation. If the termination is “for cause” as determined by the Board, which shall be deemed to mean the deliberate gross misconduct of the Optionee or the violation by the Optionee, after any such termination, of the terms of a Restrictive covenant and Confidentiality/Non-Disclosure Agreement with the Corporation, any then exercisable Options shall terminate upon the termination of service to the Corporation.

     6.     Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ or service of the Corporation or affect the right of the Corporation to terminate his employment or service at any time.

     7.     (a)     The Optionee may exercise the Option with respect to all or any part of the shares then exercisable by giving the Corporation written notice at 401 Park Avenue South, New York, New York 10016. Such notice shall specify the number of shares as to which the Option is being exercised and shall be preceded or accompanied by payment in full in accordance with Section 3 hereof.

             (b)     Prior to or concurrently with delivery by the Corporation to the Optionee of a certificate(s) representing such shares, the Optionee shall:

(i) upon notification of the amount due, pay promptly any amount necessary to satisfy applicable federal, state or local tax requirements; and

(ii) if such shares are not currently or effectively registered under the Securities Act of 1933, as amended (the “Act”) and applicable state securities laws, give satisfactory assurance in writing signed by the Optionee or his legal representative, as the case may be, that such shares are being purchased for investment and not with a view to the distribution thereof.

             (c)     As soon as practicable after receipt of the notice and payment referred to in subparagraph (a) of this Section 7, the Corporation shall cause to be delivered to the Optionee at the office of the Corporation at 401 Park Avenue South, New York, New York 10016 or such other place as may be mutually acceptable to the Corporation and the Optionee, a certificate or certificates for such shares; provided however, that the time of such delivery may be postponed by the Corporation for such period of time as may be required for the Corporation, with reasonable diligence, to comply with applicable registration requirements under the Act, the Securities Exchange Act of 1934, as amended, and any requirements under any other law or regulation applicable to the issuance or transfer of shares. If the Optionee fails for any reason to accept delivery of all or any part of the number of shares specified in such notice upon tender of delivery thereof, his right to purchase such undelivered shares may be terminated.

     8.     If the total outstanding shares of Common Stock of the Corporation shall be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation through reorganization, merger or consolidation, recapitalization, stock split, split-up, combination or exchange of shares or declaration of any dividends payable in stock, then the Board shall proportionally adjust the number of shares (and price per share) subject to the unexercised portion of this Option (to the nearest possible full share) subject in all cases to the limitations of Section 425 of the Code.

     9.     This Option shall not be transferable other than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder or with the express written consent of the Compensation Committee of the Board. During the lifetime of the Optionee, this Option shall be exercisable only by the Optionee. In the event of any attempt by the Optionee to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or of any right hereunder, except as provided for herein, or in the event of the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Corporation may terminate this Option by notice to the Optionee and it shall thereupon become null and void.

     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by a duly authorized officer, and the Optionee has affixed his signature hereto.

By: HEALTH MANAGEMENT SYSTEMS, INC.

Signature:

/s/ Philip Rydzewski

Philip Rydzewski Chief Financial Officer

Date: June 4, 2002

     The undersigned reaffirms his (her) obligations under a previously executed Restrictive Covenant/Non-Compete Agreement with the Corporation and agrees that his (her) reaffirmation of such obligations is an inducement to the Corporation to grant the Option covered by this Agreement.

Optionee:	/s/ James T. Kelly

James T. Kelly

Date:	June 4, 2002